Exhibit 99.1
INTER-TEL REJECTS REVISED CONDITIONAL PROPOSAL FROM MIHAYLO GROUP
Company to Continue Review of Strategic Options
TEMPE, Ariz., August 25, 2006 — Inter-Tel (Delaware), Incorporated (Nasdaq: INTL), today announced that the Special Committee of its Board of Directors, with the assistance of its financial and legal advisors, has rejected the revised unsolicited acquisition proposal from Steven G. Mihaylo and Vector Capital (the “Mihaylo Group”) to purchase all outstanding shares of Inter-Tel, other than those held by Mr. Mihaylo, for cash at a price of $23.25 per share, which is conditioned on the Special Committee publicly committing to sell the Company to the highest bidder within the next 30 days.
The Committee does not believe the Mihaylo Group’s conditional offer to increase its proposal by 75¢ per share, or approximately 3 percent, is sufficiently attractive to warrant departing from a thorough review of the Company’s strategic options. In addition, the Special Committee rejected the Mihaylo Group’s demand that the Company announce a 30-day sale process because the Committee believes this would unfairly and inappropriately favor the Mihaylo Group, which has already been afforded the opportunity for extensive due diligence.
The Committee noted that, contrary to the Mihaylo Group’s assertion, it is in fact conducting a serious and thorough review of the Company’s strategic options. The Mihaylo Group’s willingness to increase its offer will be further considered as a part of that review process and the Committee or its advisors may wish to have (as they have had in the past) conversations with the Mihaylo Group as part of this review.
The Special Committee believes that the Mihaylo Group’s latest proposal still does not reflect the intrinsic value of Inter-Tel and its advanced technology and consequently fails to provide appropriate value to all Inter-Tel shareholders. The Special Committee believes that the continued execution of management’s current long-term strategy, including the rollout of the recently released Inter-Tel 5600 and version 2.0 software for the Inter-Tel 5000 family, the forthcoming introduction of the 7000 communications systems, and enhancements to Inter-Tel’s portfolio of advanced software applications, represents a superior alternative for enhancing shareholder value.
The Special Committee also believes that accepting the Mihaylo Group’s revised proposal before the company has had the opportunity to fully implement its strategy would deprive shareholders other than Mr. Mihaylo from realizing Inter-Tel’s intrinsic value, particularly in light of the Company’s significant recent investment in research and development (“R&D”) on these new products, software applications, and solutions.
Working with its outside advisors, the Committee is continuing to proceed with its review of the Company’s strategic options, as previously announced on August 11, 2006. There can be no assurance that any transaction will result from this effort or as to the terms thereof. The Company does not anticipate disclosure of developments with respect to the strategic review until the Committee deems necessary and appropriate.
The Special Committee is comprised of all members of Inter-Tel’s Board of Directors other than Mr. Mihaylo and his two designees on the Board. The Special Committee’s letter to Mr. Mihaylo regarding its determination will be filed with the Securities and Exchange Commission on Form 8-K.
Houlihan Lokey Howard & Zukin is acting as financial advisor to the Special Committee, UBS Investment Bank is acting as financial advisor to Inter-Tel, and Bingham McCutchen LLP is acting as legal advisor to the Special Committee.
About Inter-Tel (Delaware), Incorporated
Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design, traffic provisioning, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and approximately 350 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934 including statements concerning the anticipated impact on shareholder value of the Company’s long term strategy, the Special Committee’s review of the Company’s strategic options, the timing and impact on shareholder value of new product announcements, releases and enhancements, the results of continued investment in research and development, the effect on the Company of convergence and consolidation trends in the industry, and the ability of management to execute the Company’s long term strategy and adapt to changes in the industry. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects, timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, filed with the SEC on March 16, 2006, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Media:
Steve Frankel / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Investors:
Alan Miller / Jennifer Shotwell
Innisfree M&A Incorporated
212-750-5833